Exhibit 8

[HRO Letterhead]

May 27, 2004

Equity Oil Company

10 West 300 South, Suite 806

Salt Lake City, UT 84110

Re:	Tax Opinion Rendered in Connection with Amendment No. 2 to the Registration Statement on Form S-4 of Whiting Petroleum Corporation filed with the Securities and Exchange Commission

Ladies and Gentlemen:

We have acted as counsel for Equity Oil Company (“Equity”), a Colorado corporation, with respect to certain United States federal income tax matters in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of February 1, 2004 and the Amendment thereto dated May 18, 2004 (collectively, the “Merger Agreement”) by and among Whiting Petroleum Corporation (“Parent”), WPC Equity Acquisition Corporation (“Merger Sub”) and Equity and (ii) the preparation of the discussion (the “Discussion”) set forth under the caption “Material United States Federal Income Tax Consequences” (to the extent that the Discussion relates to the shareholders of Equity) in the proxy statement/prospectus (the “Prospectus”) included as part of Amendment No. 2 to Parent’s Registration Statement (File No. 333-113717) (the “Registration Statement”) on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.

This opinion is rendered in connection with the Discussion, to the extent that such Discussion relates to the shareholders of Equity. In rendering this opinion, we have examined the Merger Agreement, the Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) that the documents that we have examined constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, (ii) that the Merger will be consummated in the manner described in Merger Agreement and the Prospectus, (iii) that the Merger will be a valid merger under applicable state law, and (iv) that the shareholders of Equity will have no right to dissent to the Merger.

As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy and completeness of, the representations,

Equity Oil Company

May 27, 2004

warranties and covenants contained in the Merger Agreement and the Prospectus and those made by Parent (together with Merger Sub) and Equity in letters delivered to us dated as of May 26, 2004 and May 26, 2004, respectively. We have also assumed that the parties to the Merger Agreement, Prospectus and such letters will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions thereof.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and publicly available administrative interpretations and court decisions in effect as of the date of the Prospectus. The Code and Treasury regulations and the interpretation thereof by the Internal Revenue Service (the “IRS”) and the courts are subject to change, and any changes could be applied retroactively.

Subject to the assumptions, conditions and qualifications described herein and in the Discussion, we are of the opinion that the Discussion accurately summarizes the United States federal income tax consequences of the Merger that are expected to be material to persons who are U.S. holders (as that term is defined in the Discussion) of Equity common stock and to persons who are non-U.S. holders of Equity common stock (as that term is defined in the Discussion) and who have never held more than 5% of the outstanding shares of Equity common stock.

Our opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above and it has no official legal status of any kind. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may be relied upon only by the addressee hereof in connection with the transactions provided for by the Merger. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and may not be furnished to or filed with any governmental agency or other person or entity without the prior written consent of this firm.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, HOLME ROBERTS & OWEN LLP

By:	/s/ Paul E. Smith

Paul E. Smith, Partner

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